Exhibit 99.1

Boost Run Inc. Reports First Earnings as a Public Company, Reporting Second Quarter 2026 Results, Supported by $1.9 Billion Total Contract Value

NORTHBROOK, Ill. | August 14, 2026, | Boost Run, Inc. (Nasdaq: BRUN), an NVIDIA Preferred Cloud Partner operating in adherence with NVIDIA Reference Architecture standards, today announced its financial results for the second quarter ended June 30, 2026.

Second Quarter and Year to Date 2026 Financial Highlights

●	Total revenue for the three months ended June 30, 2026, was $31.1 million, a 270% increase compared to $8.4 million in the prior year period.
●	Total long-term contracted revenue (TCV) stands at $1.9 billion.
●	Added over $1 billion in contracts signed during the second quarter.
●	Unrestricted cash balance was $120.2 million as of June 30, 2026.

2026 Financial Outlook

●	Fiscal 2026 Annualized Recurring Revenue (ARR) Target: The Company expects to exit fiscal 2026 with approximately $400 million in ARR.
●	Net Cash Flow Margin Target: The Company expects to achieve a sustainable Net Cash Flow Margin of 15% to 20% in forward periods.

Second Quarter and Year to Date 2026 Operational Highlights

●	Completed a business combination on May 8, 2026, resulting in $114.1 million in net proceeds and transitioning the company to a publicly traded entity on Nasdaq.
●	Currently operating six data center locations in the United States, with three additional sites scheduled to come online over the next six months.
●	Expanded data center partnerships to add an additional 125MW of power, bringing total accessibility to 253MW.
●	Fully committed and allocated a $1.44 billion purchase agreement with Dell and currently processing a strategic procurement of an additional $4 to $5 billion in compute hardware across multiple OEMs.
●	Entered into 34 new finance lease agreements for GPU servers during the first half of the year.

“This is our first earnings call as a public company, and over the past quarter, we have added over $1 billion in contracts signed,” said Andrew Karos, Founder & Chief Executive Officer of Boost Run. “Currently our TCV stands at $1.9 billion. Demand is not our constraint. Everything we sold this quarter was contracted before the hardware was energized, and the pipeline behind it is larger than anything we have seen in the history of this company.”

“Our second quarter results reflect the aggressive scaling of our infrastructure and while impacted by the unique accounting dynamics of closing our ‘go-public’ transaction, when adjusting for these transaction-related and non-cash items, you can clearly see the underlying operating leverage in our model,” said Erik Guckel, Chief Financial Officer of Boost Run. “Our balance sheet is strong. We ended the quarter with $120.2 million in unrestricted cash, bolstered by $114.1 million in net proceeds from the business combination.”

Conference Call and Webcast

Boost Run will host a conference call today, Friday, August 14, 2026, at 8:00 a.m. Eastern Time to discuss its second quarter 2026 financial results.

You can listen to a live audio webcast of the conference call and access an archived replay at https://investors.boostrun.com/. Participants who want to join the call and ask a question may register for the call via the website to receive the dial-in numbers and a unique PIN.

About Boost Run, Inc.

Boost Run is an NVIDIA Preferred Cloud Provider that has also achieved NVIDIA Exemplar Cloud status on the NVIDIA Blackwell architecture. The Boost Run platform provides GPU compute, CPU nodes, managed Kubernetes orchestration, and shared storage through an intuitive management console and a robust API layer, enabling organizations to provision and scale resources across thousands of nodes in minutes. Enterprises rely on Boost Run to power their most demanding AI workloads with the performance, security, and reliability their operations require. Boost Run maintains SOC 2 Type II, HIPAA, ISO 27001, and ISO 27701 certifications at the operator level, and partners with data center facilities that uphold equivalent security and compliance standards.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Boost Run’s contracted revenue, free cash flow expectations, anticipated annualized recurring revenue, infrastructure expansion plans, and business outlook. These forward-looking statements are based on current expectations and assumptions and involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: (i) the Company’s ability to execute on contracted revenue; (ii) changes in customer demand or contract cancellations; (iii) supply chain disruptions, including GPU availability; (iv) the Company’s reliance on relationships with NVIDIA and other key partners; (v) general economic and market conditions, including interest rates and inflation; (vi) regulatory changes affecting the data center or AI industries; (vii) competition in the cloud infrastructure market; (viii) execution risks related to facility expansion and deployment; and (ix) other risks detailed in the Company’s filings with the Securities and Exchange Commission. Boost Run undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Investor Relations Contact

The Blueshirt Group

Scott McCabe, Managing Director

Jennifer Ly, Director

(212) 871-3938

investors@boostrun.com

Media Contact

Boost Run, Inc.

(847) 489-3367

press@boostrun.com